Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2017, with respect to the consolidated financial statements and schedules included in the Annual Report of NorthStar Real Estate Income II, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statement of NorthStar Real Estate Income II, Inc. on Form S-3 (File No. 333-185640), effective November 18, 2016, pertaining to the Amended and Restated Distribution Reinvestment Plan.

/s/ Grant Thornton LLP

New York, New York

March 16, 2017